Exhibit 99.1

NASDAQ:GFED www.gbankmo.com For Immediate Release

Contacts:	Shaun A. Burke, President and CEO or Carter M. Peters, CFO
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

Guaranty Federal Bancshares, Inc. ANNOUNCES

Preliminary third quarter 2017 financial results

SPRINGFIELD, MO – (October 17, 2017) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank (the “Bank”), today announces the following preliminary results for the third quarter ended September 30, 2017.

Third Quarter Financial Results

The Company experienced the following financial highlights for the third quarter of 2017:

●	Diluted earnings per share increased to $0.39 compared to $0.36 for the second quarter of 2017 (an 8% increase) and $0.35 for the third quarter of 2016 (an 11% increase).
●	Return on average assets improved to .91% compared to .85% for the second quarter of 2017 and .90% for the third quarter of 2016.
●	Return on average equity increased to 9.20% compared to 8.68% for the second quarter of 2017 and 8.64% for the third quarter of 2016.
●	Net interest margin improved to 3.36% compared to 3.34% for the second quarter of 2017 and 3.28% for the third quarter of 2016.
●	Fixed-rate mortgage loan income increased 17% over the same quarter in 2016.
●	Net loans increased $9.3 million during the quarter primarily in the commercial category.
●	Total deposits increased $17.1 million during the quarter, of which $12.1 million came from growth in transaction deposit balances.
●	Nonperforming assets (NPAs), as a percentage of total assets, declined to 1.35%.

Below are additional selected financial highlights for the Company’s third quarter of 2017, compared to the second quarter of 2017 and the third quarter of 2016.

	Quarter ended
	September 30,	June 30,	September 30,
	2017	2017	2016
	(Dollar amounts in thousands, except per share data)
Net income available to common shareholders	$1,717	$1,593	$1,542

Diluted income per common share	$0.39	$0.36	$0.35
Common shares outstanding	4,374,725	4,374,725	4,371,072
Average common shares outstanding , diluted	4,447,566	4,426,411	4,427,553

Annualized return on average assets	0.91%	0.85%	0.90%
Annualized return on average equity	9.20%	8.68%	8.64%
Net interest margin	3.36%	3.34%	3.28%
Efficiency ratio	65.75%	62.95%	65.29%

Tangible common equity to tangible assets	9.83%	9.75%	10.46%
Tangible book value per common share	$17.06	$16.76	$16.26
Nonperforming assets to total assets	1.35%	1.47%	2.06%

Select Quarterly Financial Data

The following key issues contributed to the third quarter operating results as compared to the same quarter in 2016 and the financial condition results compared to December 31, 2016:

Interest income – Total interest income increased $1,171,000 (18%) during the quarter. The average balance of interest-earning assets increased $70,319,000 (11%), while the yield on average interest earning assets increased 25 basis points to 4.18%. The Company has experienced strong loan activity during 2017, in which loan balances have increased $78.9 million compared to December 31, 2016. Despite pricing on loans remaining very competitive on new and renewing credits, the yield on loans increased 10 basis points to 4.52% for the third quarter when compared to the same quarter in 2016.

Interest expense - Total interest expense increased $417,000 (39%) during the quarter. The average balance of interest-bearing liabilities increased $62,764,000 (11%), while the average cost of interest-bearing liabilities increased 19 basis points to 0.95%. The increase in asset growth opportunities among most institutions in our market have created significant competitive pressures on deposit rates. To fund its asset growth going forward, the Company will continue to utilize a cost effective mix of retail and commercial core deposits along with non-core, wholesale funding.

Provision for loan loss expense and allowance for loan losses –Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expense of $450,000 during the quarter, an increase from the $200,000 recognized during the prior year quarter. The provision for the quarter was primarily due to the increased loan balances and various reserves on a few specific problem credits.

At September 30, 2017, the allowance for loan losses of $7.0 million was 1.12% of gross loans outstanding (excluding mortgage loans held for sale), representing a decrease from the 1.17% as of December 31, 2016. Management believes the allowance for loan losses is at a sufficient level to provide for loan losses in the Bank’s existing loan portfolio.

Non-interest income – Non-interest income increased $255,000 (19%) during the quarter compared to the same quarter in 2016. This was primarily due to the Company’s emphasis on Small Business Administration (SBA) lending and its continued efforts in fixed-rate mortgage lending. For the quarter, gains on sales of SBA loans increased $143,000 and gains on sales of mortgage loans held for sale increased $90,000.

Non-interest expense – Non-interest expenses increased $694,000 (16%) over the prior year quarter due to a few significant factors.

First, salaries and employee benefits increased $358,000. This is primarily due to the Company’s recent expansion in the Joplin, Missouri market and increases in other areas of commercial banking, operations, technology and health/retirement benefits. Also impacting compensation were mortgage commissions which increased due to the significant mortgage activity for the quarter.

Second, the Company’s occupancy expenses increased $127,000 primarily due to Company’s continued enhancements in facilities (including signage) and significant investments in technology. The ongoing expansion in the Joplin, Missouri market has also played a factor in the increase in expense.

Third, the Company incurred $147,000 of impairment charges on solar tax credit investments. The Company purchased an interest in a utility scale solar energy project. The project will generate an estimated $557,000 of 2017 investment tax credits assuming certain compliance criteria are met. The cost of the investment will be accounted for under the equity and hypothetical liquidation at book value methods. Under these methods, an impairment charge is recorded on the investment equal to the discounted future cash flows compared to the carrying value of the investment. The impairment charge recorded on this investment during the quarter was $147,000.

Provision for income taxes – The decrease in the provision for income taxes for the quarter is primarily related to the Company’s investment tax credits discussed above.

Capital – At September 30, 2017, stockholders’ equity increased to $74.6 million compared to $70.0 million at December 31, 2016. Net income for the nine months ended September 30, 2017 exceeded dividends paid or declared by $3.4 million. The equity portion of the Company’s unrealized losses on available-for-sale securities and derivatives improved by $936,000 at September 30, 2017 as compared to December 31, 2016. On a per common share basis, stockholders’ equity increased to $17.06 at September 30, 2017 as compared to $16.09 as of December 31, 2016.

From a regulatory capital standpoint, all capital ratios for both the Company and the Bank remain strong and above regulatory requirements.

Asset quality – The Company’s nonperforming assets decreased to $10.3 million as of September 30, 2017 as compared to $11.3 million as of December 31, 2016. Nonperforming assets as a percentage of total assets decreased to 1.35% as of September 30, 2017 as compared to 1.64% as of December 31, 2016.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Gains on sales of available-for-sale securities
●	Gains on sales of SBA loans
●	Gains and losses on foreclosed assets held for sale
●	Provision for loan loss expense
●	Provision for income taxes
●	Effects of investment tax credits

A reconciliation of the Company’s net income to its operating income for the periods ended September 30, 2017 and 2016 is set forth below.

	Quarter ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
	(Dollar amounts are in thousands)

Net income	$1,717	$1,542	$4,739	$4,075

Add back:
Provision for income taxes	444	554	1,468	1,498
Less: Benefit of investment tax credits	(166)	-	(166)	-
Income before income taxes	1,995	2,096	6,041	5,573

Add back/(subtract):
Gains on investment securities	(11)	(44)	(73)	(155)
Net loss (gains) on foreclosed assets held for sale	(48)	34	(56)	53
Gain on sale of SBA loans	(229)	(86)	(484)	(238)
Provision for loan losses	450	200	1,500	950
Impairment loss on investment tax credits	147	-	147	-
	309	104	1,034	610

Operating income	$2,304	$2,200	$7,075	$6,183

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has ten full-service branches in Greene, Christian and Jasper Counties and a Loan Production Office in Webster County. Guaranty Bank is a member of the MoneyPass and TransFund ATM networks which provide its customers surcharge free access to over 24,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights:

	Quarter ended		Nine months ended
	September 30,		September 30,
Operating Data:	2017	2016	2017	2016
	(Dollar amounts are in thousands, except per share data)

Total interest income	$7,525	$6,354	$21,538	$18,763
Total interest expense	1,473	1,056	3,999	3,108
Net interest income	6,052	5,298	17,539	15,655
Provision for loan losses	450	200	1,500	950
Net interest income after provision for loan losses	5,602	5,098	16,039	14,705
Noninterest income	1,571	1,316	4,167	3,604
Noninterest expense	5,012	4,318	13,999	12,736
Income before income taxes	2,161	2,096	6,207	5,573
Provision for income taxes	444	554	1,468	1,498
Net income available for common shareholders	$1,717	$1,542	$4,739	$4,075
Net income per common share-basic	$0.39	$0.35	$1.08	$0.93
Net income per common share-diluted	$0.39	$0.35	$1.07	$0.92

Annualized return on average assets	0.91%	0.90%	0.86%	0.81%
Annualized return on average equity	9.20%	8.64%	8.66%	7.83%
Net interest margin	3.36%	3.28%	3.35%	3.32%
Efficiency ratio	65.75%	65.29%	64.49%	66.13%

	As of
Financial Condition Data:	September 30, 2017	December 31, 2016
Cash and cash equivalents	$10,721	$9,088
Investments	83,224	92,427
Loans, net of allowance for loan losses 9/30/2017 - $7,009; 12/31/2016 - $5,742	619,401	540,457
Other assets	45,993	46,008
Total assets	$759,339	$687,980

Deposits	$584,089	$505,363
Advances from correspondent banks	82,800	95,700
Subordinated debentures	15,465	15,465
Other liabilities	2,330	1,478
Total liabilities	684,684	618,006
Stockholders' equity	74,655	69,974
Total liabilities and stockholders' equity	$759,339	$687,980
Equity to assets ratio	9.83%	10.17%
Tangible book value per common share	$17.06	$16.09
Nonperforming assets	$10,283	$11,314